EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Heartland Financial USA, Inc.:

We consent to the use of our reports dated February 26, 2020, with respect to the consolidated balance sheets of Heartland Financial USA, Inc. and subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the registration statement.

Our report dated February 26, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, contained an explanatory paragraph that states the Company’s Illinois Bank & Trust subsidiary acquired substantially all of the assets and assumed substantially all of the deposits and certain other liabilities of Rockford Bank and Trust Company on November 30, 2019, and management has excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019, Rockford Bank and Trust Company’s internal control over financial reporting associated with total assets of $449.0 million as of December 31, 2019 and total revenues of $1.0 million for the one month period ended December 31, 2019. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Rockford Bank and Trust Company.

/s/ KPMG LLP

Des Moines, Iowa
October 23, 2020